Exhibit 99.1

Contact:	Ina Cu
Investor Relations
650-266-3200
CELL GENESYS REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS
SOUTH SAN FRANCISCO, CA, Nov. 2, 2006—Cell Genesys, Inc. (Nasdaq: CEGE) announced today financial results for the third quarter ended September 30, 2006. The company reported a net loss of $28.8 million, or $0.57 per share, for the third quarter of 2006, compared with a net loss of $27.3 million, or $0.60 per share, in the same quarter of 2005. The net loss in the third quarter of 2006 was greater than in 2005 primarily because the losses in the third quarter of 2005 were reduced by a net gain from the sale of marketable securities during that quarter.
Research and development expenses for the third quarter of 2006 were $23.2 million, compared with $23.3 million for the same quarter in 2005. These expenses included $1.2 million in non-cash stock-based compensation expense recorded under Statement of Financial Accounting Standards No. 123 revised 2004 (FAS 123R), which offset decreases in research and development expenses in other areas. General and administrative expenses were $4.3 million, compared to $3.6 million in the third quarter of 2005, an increase due primarily to procedures related to Section 404 of the Sarbanes-Oxley Act and non-cash expenses associated with FAS 123R.
As of September 30, 2006, Cell Genesys had approximately $170.2 million in cash, cash equivalents and short-term investments compared to $129.6 million at December 31, 2005.
“We continue to make good progress in our clinical programs, particularly that for our lead product, GVAX® immunotherapy for prostate cancer, and continue to focus our financial resources on these important efforts,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “Our commitment to our mission of developing and commercializing novel biological therapies for patients with cancer has never been stronger.”
Third Quarter 2006 and Other Recent Highlights:
•	Raised $25.3 million in an underwritten public offering of 5.75 million shares of our common stock.

•	Confirmed that the company is currently evaluating non-patient specific formats of its GVAX cancer immunotherapy platform in additional cancer indications, such as non-small cell lung cancer and breast cancer.

•	Announced that Joseph J. Vallner, Ph.D., the company’s president and chief operating officer, has resigned to become the chief executive officer of an early-stage, private biotechnology company. Dr. Vallner’s responsibilities will be assumed immediately by Stephen A. Sherwin, M.D., the company’s chairman and chief executive officer, and other members of the company’s executive management team. There are no immediate plans to hire a replacement for Dr. Vallner.

•	Ceregene, Inc., the company’s former subsidiary, announced promising initial clinical results of CERE-120, its lead program for Parkinson’s disease. Ceregene is a private biotechnology company developing gene therapies for neurodegenerative disorders in which Cell Genesys holds an equity interest of approximately 25 percent. Initial results of the Phase 1 trial in 12 patients with advanced Parkinson’s disease showed that CERE-120 was well tolerated and appeared to reduce symptoms by approximately 40% (p<0.001), as measured by the Unified Parkinson’s Disease Rating Scale (UPDRS) motor “off” score. Based on these initial results, the Michael J. Fox Foundation for Parkinson’s Research is granting $1.9 million to Ceregene to partially fund a Phase 2 study.
Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms — GVAX® cancer immunotherapies and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX immunotherapy for prostate cancer, Phase 2 trials of GVAX immunotherapy for pancreatic cancer and leukemia, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.
Cell Genesys will host its quarterly conference call to discuss events that occurred during the third quarter of 2006 at 2:00 p.m. PDT today, Nov. 2, 2006. Investors may listen to the webcast of the conference call live on Cell Genesys’ website. A replay of the webcast will be available for at least 48 hours following the call. Alternatively, investors may listen to a replay of the call by dialing 800-475-6701 from locations in the U.S. and 320-365-3844 from outside the U.S. The call-in replay will be available for 48 hours following the call. Please refer to access number 845546.

Statements made herein about the company, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 13, 2006 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.
- FINANCIAL CHARTS TO FOLLOW -

SELECTED CONSOLIDATED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA

	Three months ended		Nine months ended
	September 30,		September 30,
(unaudited, in thousands except per share data)	2006	2005	2006	2005

Revenue	$52	$71	$1,274	$4,499

Operating expenses:
Research and development	23,196	23,333	71,713	71,375
General and administrative	4,335	3,648	13,494	11,356
Impairment of long-lived asset	—	—	194	—
Restructuring charges	—	744	(57)	1,597

Total operating expenses	27,531	27,725	85,344	84,328

Loss from operations	(27,479)	(27,654)	(84,070)	(79,829)
Other income (expense):
Gain on sale of Abgenix, Inc. common stock	—	6,293	62,677	6,293
Interest and other income	2,082	778	5,407	2,310
Interest expense	(2,614)	(2,634)	(7,858)	(8,044)

Loss before income taxes	(28,011)	(23,217)	(23,844)	(79,270)
Income tax provision	(790)	(4,051)	(28,835)	(4,725)

Net loss	$(28,801)	$(27,268)	$(52,679)	$(83,995)

Basic and diluted net loss per share	$(0.57)	$(0.60)	$(1.10)	$(1.85)

Weighted average shares of common stock outstanding-basic and diluted	50,782	45,499	47,695	45,395

CONSOLIDATED BALANCE SHEET DATA

	September 30,	December 31,
	2006	2005
(in thousands)	(unaudited)	Note 1

Cash, cash equivalents and short-term investments, including restricted cash	$170,206	$129,598
Investment in Abgenix, Inc. common stock	—	63,824
Prepaid expenses and other current assets	3,271	2,104
Asset held for sale	137	—
Property and equipment, net	132,446	142,225
Noncurrent deferred tax assets	—	24,430
Unamortized debt issuance costs and other assets	4,173	4,794

Total assets	$310,233	$366,975

Other current liabilities	$14,517	$12,343
Accrued income taxes	34,639	32,612
Deferred income tax liabilities	—	24,430
Other liabilities	2,690	2,174
Capital lease obligation, less current portion	48,854	49,919
Convertible senior note	145,000	145,000
Stockholders’ equity	64,533	100,497

Total liabilities and stockholders’ equity	$310,233	$366,975

Note 1. Derived from audited financial statements.
###